EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in SM Energy Company’s (“SM Energy”) Post-Effective Amendment No. 1 to Registration Statement No. 333-106438 on Form S-8, Registration Statement Nos. 333-30055, 333-35352, 333-88780, 333-58273, 333-134221, 333-151779, 333-165740, 333-170351, 333-194305, 333-212359, 333-219719, 333-226660, and 333-257005 on Form S-8, and Registration Statement Nos. 333-257046 and 333-259979 on Form S-3 of our report dated March 18, 2024, except as to Note 11, which is as of October 24, 2024, relating to the consolidated financial statements of XCL Resources Holdings, LLC and subsidiaries appearing in this Current Report on Form 8-K/A of SM Energy.

/s/ Plante & Moran, PLLC
Denver, Colorado
December 12, 2024